Exhibit 99.1

PSB HOLDINGS, INC.
40 Main Street
Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., President and Chief Financial Officer
                (860) 928-6501

PSB Holdings, Inc. Reports Earnings
 For the Quarter Ended September 30, 2010

PUTNAM, CT, October 28, 2010 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income for the quarter ended September 30, 2010 of $570,000 or $.09 per basic and diluted share as compared to net income of $404,000 or $.06 per basic and diluted share for the quarter ended September 30, 2009.  The increase in net income was primarily due to decreases of $433,000 and $157,000 in noninterest expense and other-than-temporarily impaired investment write-downs, respectively during the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009.  This was partially offset by a decrease in net interest income of $221,000 and an increase in income tax expense of $108,000 during the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009.

Net interest and dividend income decreased $221,000 or 7.0% to $2.9 million for the quarter ended September 30, 2010 compared to $3.1 million for the quarter ended September 30, 2009.  Net interest rate spread decreased 17 basis points to 2.32% from 2.49% for the quarter ended September 30, 2010 and 2009, respectively.  Net interest margin decreased 22 basis points to 2.56% from 2.78% for the same periods.

The provision for loan losses decreased $42,000 or 17.4% to $200,000 for the quarter ended September 30, 2010 compared to $242,000 for the quarter ended September 30, 2009. The ratio of the allowance to gross loans outstanding was 1.01% as of September 30, 2010 and 0.80% as of September 30, 2009.  The ratio of the allowance to nonperforming loans was 44.3% as of September 30, 2010 compared to 28.2% as of September 30, 2009.

Noninterest income increased $20,000 or 2.5% to $805,000 for the quarter ended September 30, 2010 compared to noninterest income of $785,000 for the quarter ended September 30, 2009.  This was primarily due to a decrease in write-downs of investments of $157,000 to $173,000 for the quarter ended September 30, 2010 compared to $330,000 for the quarter ended September 30, 2009.  The impairment charges for the quarter ended September 30, 2010 and 2009 were for private label CMOs. This was partially offset by decreases in net gains on sale of securities of $77,000 and service fee income of $66,000 for the same periods.

Noninterest expense decreased $433,000 or 13.6% to $2.75 million for the quarter ended September 30, 2010 compared to $3.18 million for the quarter ended September 30, 2009.  Salaries and benefits decreased $13,000 or 0.9% to $1.49 million for the quarter ended September 30, 2010 compared to $1.50 million for the quarter ended September 30, 2009.  Occupancy expense decreased $2,000 or 0.7% to $303,000 for the quarter ended September 30, 2010 compared to $305,000 for the quarter ended

September 30, 2009.  All other noninterest expenses decreased $418,000 or 30.5% to $954,000 for the quarter ended September 30, 2010 compared to $1.4 million for the quarter ended September 30, 2009.  This decrease was primarily due to no other real estate owned write-downs during the quarter ended September 30, 2010 compared to $321,000 of such write-downs during the quarter ended September 30, 2009.

Income tax expense increased $108,000 to $214,000 for the quarter ended September 30, 2010 compared to $106,000 for the quarter ended September 30, 2009.

Total assets of the Company were $486.1 million at September 30, 2010 compared to $489.4 million at June 30, 2010.  Loans decreased $3.4 million during the quarter ended September 30, 2010 and represented $255.5 million or 52.6% of total assets at September 30, 2010 as compared to $258.9 million or 52.9% of total assets at June 30, 2010.  Securities available for sale decreased $14.7 million during the quarter ended September 30, 2010, and represented $71.2 million or 14.6% of total assets at September 30, 2010 as compared to $85.9 million or 17.6% of total assets at June 30, 2010.  Securities held to maturity increased $26.1 million during the quarter ended September 30, 2010 and represented $109.3 million or 22.5% of total assets at September 30, 2010 as compared to $83.2 million or 17.0% at June 30, 2010.

Total liabilities of the Company were $440.8 million at September 30, 2010 compared to $445.5 million at June 30, 2010.  Total deposits decreased $4.9 million during the quarter ended September 30, 2010, and represented $330.2 million or 67.9% of total assets at September 30, 2010 as compared to $335.1 million or 68.5% of total assets at June 30, 2010.   Borrowed funds increased $1.3 million during the quarter ended September 30, 2010, and represented $107.7 million or 22.2% of total assets as of September 30, 2010 as compared to $106.4 million or 21.7% of total assets as of June 30, 2010.

Stockholders’ equity increased to $45.3 million at September 30, 2010 from $43.9 million at June 30, 2010, primarily due to a decrease in accumulated other comprehensive loss of $882,000 and net income of $570,000 for the quarter ended September 30, 2010.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its eight offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.'s common stock trades on the Nasdaq Global Market under the symbol PSBH.

Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through www.putnambank.com.  Investor information is also available at this website.

Forward-Looking Statements

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.	Statistical Summary
	(Unaudited)
	(dollars in thousands)

	As of September 30,	As of June 30,
Assets	2010	2010
Cash and due from banks	$12,336	$23,291
Federal funds sold	-	-
Securities available for sale, at fair value	71,160	85,893
Securities held to maturity, at amortized cost	109,331	83,249
Federal Home Loan Bank stock, at cost	8,056	8,056
Loans (1)	255,453	258,893
Allowance for loan losses	(2,580)	(2,651)
Net Loans	252,873	256,242
Other real estate owned	1,561	1,561
Premises and equipment	5,183	5,292
Intangible assets	7,348	7,385
Other assets	18,249	18,390
Total Assets	$486,097	$489,359

Liabilities and Stockholders' Equity
Deposits	$330,197	$335,146
Borrowed funds	107,674	106,396
Mortgagors' escrow accounts	828	1,627
Other liabilities	2,070	2,335
Total Liabilities	440,769	445,504
Total Stockholders' Equity	45,328	43,855
Total Liabilities and Stockholders' Equity	$486,097	$489,359

(1) Includes loans held-for-sale.

	Three Months Ended September 30,
Income Statements	2010	2009
Interest and dividend income	5,149	6,013
Interest expense	2,224	2,867
Net interest and dividend income	2,925	3,146
Provision for loan losses	200	242
Net interest and dividend income after provision for loan losses	2,725	2,904
Gain on sale of investments	254	331
Writedown of investments	(173)	(330)
Other noninterest income	724	784
Total noninterest income	805	785
Noninterest expense	2,746	3,179
Income before income tax expense	784	510
Income tax expense	214	106
Net income	$570	$404

	At or for the Quarter Ended
	September 30,
Financial condition data:	2010	2009
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$452,965	$449,169
Average interest-bearing liabilities	$402,738	$403,061
Average interest-earning assets to
average interest-bearing liabilities	112.47%	111.44%
Non-performing loans	$5,818	$7,540
Non-performing loans to total loans (1)	2.28%	2.82%
Allowance for loan losses	$2,580	$2,128
Allowance for loan losses to total loans (1)	1.01%	0.80%
Stockholders' equity to assets	9.32%	8.78%

Selected operating data (2):
Return on average assets	0.47%	0.33%
Return on average equity	5.06%	3.95%
Net interest rate spread	2.32%	2.49%
Net interest margin (3)	2.56%	2.78%
Efficiency ratio (4)	73.62%	80.87%
(1) Includes loans held-for-sale.
(2) Annualized where appropriate.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings per share:
Basic	$0.09	$0.06
Diluted	$0.09	$0.06
Book value per share	$6.94	$6.42
Market price per share:
High for the period	$4.89	$5.00
Low for the period	$2.96	$2.78
Close at end of period	$3.65	$2.78
Cash dividends declared per share	$-	$0.04

Weighted-average common shares outstanding:
Basic	6,326,791	6,295,863
Diluted	6,326,791	6,295,863